FOR IMMEDIATE RELEASE

LiveWire Group, Inc. appoints Karim Donnez as CEO

MILWAUKEE, June 5, 2023 / PRNewswire/ -- LiveWire Group, Inc. (“LiveWire”) (NYSE: LVWR), today announced the appointment of Karim Donnez as Chief Executive Officer (“CEO”), effective June 12, 2023. Donnez will succeed current CEO Jochen Zeitz who, having served as CEO for an agreed period, will remain as Chairman of LiveWire Group, Inc.

Jochen Zeitz, Chairman and CEO, LiveWire, and Chairman, President, and CEO of Harley-Davidson, said: “Having successfully stood-up LiveWire as a brand and listed the Company on the NYSE, I’m excited to pass the baton to Karim and to welcome him as LiveWire’s new CEO, following an extensive global search process. Karim is an entrepreneurial business leader with a demonstrable track record of driving transformational growth through both strategy development and implementation. The Board and I look forward to Karim realising the potential of LiveWire, as we continue on the Company’s journey to lead the electrification of the sport.”

Donnez joins LiveWire from Bombardier Recreational Products Inc. (“BRP”) where he was most recently President of BRP’s Marine Group, having held various roles since joining the company in 2015, including SVP, Strategy, Business Development and Transformation.

Prior to joining BRP, Donnez held leadership positions at Rio Tinto, most recently as General Manager, Refinery & Energy for Rio Tinto Kennecott, where he oversaw business transformation initiatives as part of corporate global functions. Donnez started his career at Accenture.

Donnez holds an MSc in Engineering from Arts et Métiers ParisTech and an MBA from HEC Montréal.

About LiveWire LiveWire has a dedicated focus on the electric motorcycle sector. LiveWire’s majority stockholder is Harley-Davidson, Inc. LiveWire comes from the lineage of Harley-Davidson and is capitalizing on over a decade of its learnings in the EV sector. With a dedicated focus on EV, LiveWire plans to develop the technology of the future and to invest in the capabilities needed to lead the transformation of motorcycling. www.livewire.com

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Media Contact:
George Prassas
george.prassas@harley-davidson.com
+44 7752 080 383

Jenni Coats
jenni.coats@harley-davidson.com
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